Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-180391) and related Prospectus of BGC Partners, Inc. for the registration of 1,050,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated May 23, 2012, with respect to the consolidated financial statements of Grubb & Ellis Company included in BGC Partners, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 24, 2012.

/s/ Ernst & Young LLP

Irvine, California

June 4, 2012